UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 20, 2007

Date of Report (Date of earliest event reported)

GB&T Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-24203	58-2400756
(Commission File Number)	(IRS Employer Identification No.)

500 Jesse Jewell Parkway, S.E., Gainesville, Georgia	30501
(Address of Principal Executive Offices)	(Zip Code)

770-532-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

The following information is being furnished pursuant to Item 2.02 of Form 8-K.  This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On February 20, 2007, GB&T Bancshares, Inc. (the “Company” or “GB&T”) issued a press release revising its results for the quarter and year ended December 31, 2006 as a result of an increase in its allowance for loan losses.  For a more complete description of the circumstances surrounding the increase in the allowance for loan losses, see Item 2.06 below.  A copy of the press release is hereby furnished as Exhibit 99.1 and is incorporated herein by reference.

The attached press release includes certain financial information which has been determined by methods other than in accordance with GAAP.  These non-GAAP financial measures are “tangible book value per share,” “return on average tangible assets,” “return on average tangible equity” and “tangible equity to tangible assets.”  Such measures are not measures of financial performance under GAAP and should not be considered as alternatives to the comparable GAAP measures for the applicable period.  The Company has presented reconciling information for each of the above non-GAAP financial measures in the press release.  The Company uses these non-GAAP financial measures in its analysis of the Company’s performance.

•                  “Tangible book value per share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.  This measure is important to many investors in the marketplace that are interested in changes from period to period in book value per share exclusive of changes in intangible assets.  Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company.  For companies such as GB&T that have engaged in multiple business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to such transactions.

•                  “Return on average tangible assets” is defined as annualized earnings for the period divided by average assets reduced by average goodwill and other intangible assets.  “Return on average tangible equity” is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets.  The Company’s management includes these measures because it believes that they are important when measuring the Company’s performance exclusive of the effects of goodwill and other intangibles recorded in recent acquisitions, and these measures are used by many investors as part of their analysis of the Company’s performance.

•                  “Tangible equity to assets” is defined as total equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.  This measure is important to many investors that are interested in the equity to asset ratio exclusive of the effect of changes in intangible assets on equity and total assets.

Item 2.06.  Material Impairments.

On February 20, 2007, the Board of Directors of GB&T Bancshares, Inc. (the “Company”) concluded that it will increase its allowance for loan losses through an additional provision of approximately $9.7 million in the fourth quarter ended December 31, 2006.  The approximate after tax effect of this provision is expected to result in a reduction in net income of $5.9 million for the fourth quarter and year ended December 31, 2006.

The increase in the allowance for loan losses arises out of a recent examination conducted by the Federal Deposit Insurance Corporation (“FDIC”) at one of the Company’s wholly owned banking subsidiaries, HomeTown Bank of Villa Rica, and relates primarily to several loan relationships originated by the president of that bank in which it is apparent that this officer did not follow numerous bank loan policies and procedures, including loan approval authorities, collateral requirements, inadequate documentation, and other underwriting guidelines.  This officer is no longer employed by the bank.  Management, along with the assistance of its external loan reviewer, has conducted a review of all loans within this officer’s portfolio and does not expect further significant adjustments or reclassifications to the loan portfolio.  Management has also consulted with the FDIC following the conclusion of its examination regarding its recommendations as to the appropriate amount for the increase in the reserve.

The Company is actively pursuing several courses of action to improve its position on the impaired loans and to mitigate any actual losses on these loans.  However, it is currently too early to determine the success of these actions.

To date, the Company has not incurred any material out-of-pocket expenditures (including legal, accounting and external loan review fees) in connection with the resolution of the matters described above.  The actual amount of such expenditures in the future could vary, depending on the length of time and number of hours of professional assistance required to fully resolve the matters, the nature of the proceedings in which the matters are resolved, and other factors that cannot be precisely estimated at this time.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

The following exhibit is furnished herewith:

99.1                           Press Release, dated February 20, 2007

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GB&T Bancshares, Inc.

By:	/S/ GREGORY L. HAMBY
Gregory L. Hamby
Executive Vice President and
Chief Financial Officer

Dated:  February 20, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press Release, dated February 20, 2007